Exhibit 99.1

Investor Relations Contact:
Raphael Gross/Don Duffy
203.682.8200

Kona Grill Releases Preliminary Fourth Quarter 2007 Revenues & Updates Earnings Guidance
To Present at Two Investor Conferences in January

Scottsdale, AZ. January 10, 2008 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today released preliminary fourth quarter 2007 revenues as well as updated earnings guidance for the three-month period. The Company also announced that it will present at two investor conferences in January.

For the fourth quarter of 2007, preliminary revenues increased 21.9% to $18.1 million from $14.8 million a year-ago. The growth in revenues is attributable to additional revenues from 6 restaurants opened since October 2006 offset by a 0.8% decrease in same-store sales primarily caused by lower sales volumes at restaurants located in Arizona and Nevada. The Company had previously guided to revenues of $18.6 million to $19.1 million for the three-month period.

Based upon preliminary fourth quarter 2007 revenues, the Company now expects a net loss of ($0.6) million to ($0.9) million, or ($0.10) to ($0.15) per share. The earnings per share range includes the impact of expensing non-cash stock-based compensation which is estimated to be $0.02 to $0.03 per diluted share. This compares to previous earnings guidance of a net loss of ($0.5) million to ($0.8) million, or ($0.09) to ($0.14) per share, which also includes the impact of expensing non-cash stock-based compensation.

“Our updated guidance reflects slightly weaker sales results during our fourth quarter than we had anticipated, with traffic the primary cause. Although the consumer environment continues to be challenging, we are relatively well positioned in the marketplace because of the exceptional, yet affordable, dining experience we offer our guests,” said Marcus E. Jundt, Chief Executive Officer and President of Kona Grill.

The Company completed four restaurant openings this past year, including two during the fourth quarter of 2007, in Stamford, CT and Baton Rouge, LA.

As previously communicated, the Company anticipates opening six new restaurants in 2008 with two in the second quarter, one in the third quarter and three in the fourth quarter. The 2008 development schedule includes the previously announced restaurants in Gilbert, AZ; West Palm Beach, FL; Phoenix, AZ and three additional units to be announced later.

Investor Conferences
The Company will be presenting at Cowen & Company’s 6th Annual Consumer Conference on Tuesday, January 15, 2008 at The Westin New York at Times Square in New York City. The presentation will begin at 11:00 AM Eastern Time.

The Company will also be presenting at the 10th Annual ICR XChange Conference on Thursday, January 17, 2008 at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. The presentation will begin at 8:50 AM Pacific Time.

Investors and interested parties will be able to listen to both presentations via webcast from the investor relations portion of the Company’s website at www.konagrill.com.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale and Chandler, AZ; Denver, CO; Stamford, CT; Naples, FL; Lincolnshire and Oak Brook, IL; Carmel, IN; Baton Rouge, LA; Troy, MI; Kansas City, MO; Omaha, NE; Las Vegas, NV; Austin, Dallas, Houston, San Antonio, and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.